UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Preliminary Proxy Statement

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☐           Definitive Proxy Statement

☐           Definitive Additional Materials

☒           Soliciting Material Under Rule 14a-12

CIRCUIT CITY STORES, INC.
(Name of Registrant as Specified in Its Charter)

WATTLES CAPITAL MANAGEMENT, LLC HKW TRUST MARK J. WATTLES JAMES A. MARCUM ELLIOTT WAHLE DON R. KORNSTEIN ANTHONY BERGAMO ALEXANDER M. BOND
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Wattles Capital Management, LLC (“WCM”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of a slate of director nominees at the 2008 annual meeting of shareholders (the “Annual Meeting”) of Circuit City Stores, Inc., a Virginia corporation (“Circuit City”).  WCM has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On February 29, 2008, WCM issued the following press release:

Wattles Capital Management Submits Business Proposals for Consideration by Shareholders at Circuit City's 2008 Annual Meeting

LAS VEGAS, February 29, 2008 -- Wattles Capital Management, LLC ("WCM") announced today that it has delivered a letter to Circuit City Stores, Inc. ("Circuit City") (NYSE: CC - News) submitting two business proposals for consideration by shareholders at the 2008 Annual Meeting, currently scheduled to be held on June 24, 2008. WCM, which beneficially owns 11,000,000 shares of common stock of the Company as of February 28, 2008, constituting approximately 6.5% of the Shares outstanding, detailed its intention in a written notice to the Corporate Secretary of Circuit City. According to Circuit City's bylaws, today is the last day that a shareholder may submit notice of such business proposals for the 2008 Annual Meeting.

In the notice letter, WCM submitted a proposal to remove each member of the Circuit City Board at the Annual Meeting other than the five directors nominated by WCM, and a proposal to repeal any bylaw amendments or new bylaws that the Circuit City Board may adopt without first seeking shareholder approval.

About Wattles Capital Management, LLC

Wattles Capital Management, LLC ("WCM") makes public and private investments primarily in retail, entertainment and consumer products companies where it sees the potential to increase value through growth or an operating turnaround. WCM was founded and is managed by Mark Wattles, the founder, Chairman and CEO responsible for building more than 2,000 Hollywood Videos and 700 Game Crazy stores before selling the Company for approximately $1.25 billion in April 2005. WCM has an operating group that has significant expertise in managing rapid growth and turnaround situations. As such, WCM is well-positioned to invest in companies that it believes require more active involvement in order to realize value. In addition to its significant position in Circuit City Stores, Inc., WCM, through its affiliate, Ultimate Acquisition Partners, LP, owns and operates a chain of consumer electronics superstores operating under the name Ultimate Electronics.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Wattles Capital Management, LLC ("WCM"), together with the other Participants (as defined below), intends to make a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and accompanying proxy card to be used to solicit votes for the election of its slate of director nominees at the 2008 annual meeting of shareholders of Circuit City Stores, Inc., a Virginia corporation (the "Company").

WCM STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be WCM, HKW Trust, Mark J. Wattles, James A. Marcum, Elliott Wahle, Don R. Kornstein, Anthony Bergamo and Alexander M. Bond (collectively, the "Participants"). As of February 28, 2008, WCM beneficially owned 11,000,000 shares of common stock of the Company (the "Shares"), consisting of 1,000,000 Shares owned by HKW Trust. The 11,000,000 Shares beneficially owned by WCM constitutes approximately 6.5% of the Shares outstanding. Because Mr. Wattles owns all of the membership interests of WCM and serves as sole trustee of HKW Trust, he may be deemed to beneficially own the 11,000,000 Shares beneficially owned by WCM and HKW Trust. Mr. Bond directly owns 10,000 Shares. Mr. Bergamo directly owns 15,000 Shares. Mr. Kornstein directly owns 5,500 Shares. Currently, Messrs. Marcum and Wahle do not directly own any Shares of the Company. As members of a "group" for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of Messrs. Marcum, Wahle, Kornstein, Bergamo and Bond is deemed to beneficially own the 11,000,000 Shares owned by WCM, constituting approximately 6.5% of the Shares outstanding.

    Contact:
    Wattles Capital Management, LLC
    Mark J. Wattles:  (303) 801-4003
    Alex Bond: (503) 348-0933